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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Jurisdiction of Incorporation
Capitol Building Supply, Inc.	Virginia
Capitol Interior Products, Inc.	Georgia
Capitol Materials, Incorporated	Georgia
Capitol Materials of Savannah, Inc.	Georgia
Carter Hardware Company	Tennessee
Chaparral Materials, Inc.	New Mexico
Cherokee Building Materials, Inc.	Oklahoma
Cherokee Building Materials of OKC, Inc.	Oklahoma
Chicago Gypsum Supply, Inc.	Georgia
Coastal Interior Products, Inc.	Alabama
Colonial Materials, Inc.	North Carolina
Commercial Interior Products, Inc.	Texas
Commonwealth Building Materials, Inc.	Virginia
Cowtown Materials, Inc.	Texas
Eastex Materials, Inc.	Texas
Gator Gypsum, Inc.	Florida
GMS Strategic Solutions, Inc.	Georgia
GTS Drywall Supply Company	Washington
GYP Holdings II Corp.	Delaware
GYP Holdings III Corp.	Delaware
Gypsum Management and Supply, Inc.	Georgia
Gypsum Supply Company	Michigan
Gypsum Supply Installed Insulation, LLC	Georgia
Gypsum Supply of Great Lakes, Inc.	Michigan
Hill County Materials, Inc.	Texas
Lone Star Materials, Inc.	Texas
Missouri Drywall Supply, Inc.	Missouri
New England Gypsum Supply, Inc.	Georgia
Ohio Valley Supply, Inc.	Georgia
Pacific Gypsum Supply, Inc.	Georgia
Pioneer Materials, Inc.	Kansas
Pioneer Materials West, Inc.	Colorado
Rio Grande Building Materials, Inc.	Texas
Rocket Installation, Inc.	Georgia
Rocky Top Materials, Inc.	Tennessee
State Line Building Supply, Inc.	Delaware
Sun Valley Interior Supply, Inc.	Georgia
Tamarack Materials, Inc.	Minnesota
Tejas Materials, Inc.	Texas
Tool Source Warehouse, Inc.	Georgia
Tucker Acoustical Products, Inc.	Georgia
Tucker Materials, Inc.	Georgia
Wildcat Materials, Inc.	Missouri

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  Exhibit 21.1